Exhibit 10.1

Amendment No. 1 to Stock Option Agreement

This Amendment No. 1 (this “Amendment”) amends the 1998 Stock Option Plan (the “Plan”) of Allion Healthcare, Inc. (the “Company”), made and entered into as of June 20, 2005. All terms used herein but not defined herein shall have the meanings given them in the Plan.

WHEREAS, the Company’s Board of Directors (the “Board’) desires to amend the Plan to provide that issuances of stock options made on or after January 1, 2005 cannot be made at less than one hundred percent (100%) of the fair market value of the Company’s common stock; and

WHEREAS, the Board has complete and exclusive power and authority to amend the Plan pursuant to section XII of the Plan.

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1. Amendment to Number 1 of Article VI, Section A. Item 1 of Article VI, Section A shall be amended and replaced in its entirety with the following:

“The exercise price per share shall be fixed by the Plan Administrator. In no event, however, shall the exercise price be less than one hundred percent (100%) of the Fair Market Value of Common Stock on the date of the option grant.”

2. Amendment to Article IX. Article IX shall be amended and replaced in its entirety with the following:

“The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution thereof new options under the Plan covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than (i) one hundred percent (100%) of the Fair Market Value per share of Common Stock on the new grant date in the case of a grant of an Incentive Option, (ii) one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the new grant date in the case of a grant of an Incentive Option grant to a 10% Shareholder or (iii) one hundred percent (100%) of such Fair Market Value in the case of all other grants, provided that any such grant under this clause (iii) shall not, in the good faith determination of the Plan Administrator, result in the “deferral of compensation” (within the meaning of Section 409A of the Code) to the affected option holders.

3. Effect of Amendment. Except as herein expressly amended, all terms, covenants and provisions of the Plan are and shall remain in full force and effect. This Amendment shall be deemed incorporate into, and a part of, the Plan.

4. Complete Agreement. This Amendment, the Plan and those documents expressly referred to herein and therein embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

5. Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other issues concerning the enforceability, validity and binding effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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The undersigned have executed this Amendment No. 1 to 1998 Stock Option Plan as of June 20, 2005.

ALLION HEALTHCARE, INC.

By:	/s/ Michael P. Moran
Name:	Michael P. Moran
Title:	Chairman, Chief Executive Officer, and President

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